Yucheng Deploys an Asset and Liability Management Information System to the Bank of Communications

Beijing, September 18, 2008 /Xinhua-PRNewswire-FirstCall/ -- Yucheng Technologies Limited (NASDAQ: YTEC), a leading provider of IT solutions and services to China’s banking industry, today announced the deployment of a new Asset and Liability Management Information System (ALMIS) to the Bank of Communications (BoCom). The ALMIS will be the backbone of the BoCom’s risk management system going forward.

The system focuses specifically on managing interest rate risk and liquidity risk at BoCom, in accordance with Basel II requirements. For this sizeable contract Yucheng will both adapt software for the ALMIS and customize pre-existing third-party application programs, where available.

Mr. Weidong Hong, CEO of Yucheng Technologies stated, “This is an expansion of our relationship with BoCom. In the past, we provided a variety of channel-related and management-related solutions, such as performance assessment systems, e-banking capabilities, and call centers. Yucheng is pleased to be able to support BoCom as it transforms its services and management systems into an even stronger competitive advantage.”

“In light of deregulation in the Chinese banking industry and China’s upcoming BASEL II compliance in 2012, we expect strong IT spending to continue,” concluded Mr. Hong.

Yucheng’s has implemented ALMIS solutions for more than 10 leading banks including, China Merchant Bank, the Bank of Beijing and China Construction Bank. According to IDC, it is estimated that the risk management solutions market in China could grow by as much as 29.5% CAGR for the next five years.

About Yucheng Technologies Limited

Yucheng Technologies Limited (NASDAQ: YTEC) is a leading IT service provider to the Chinese banking industry. Headquartered in Beijing, China, Yucheng has more than 2,000 employees and has established an extensive network for serving its banking clients nationwide, with subsidiaries and representative offices in eighteen cities. Yucheng provides a comprehensive suite of IT solutions and services to Chinese banks including: (i) channel-related IT solutions, such as web banking and call centers; (ii) business-related processing solutions, such as core banking systems, foreign exchange and treasury management; and (iii) management-related IT solutions, such as risk analytics and business intelligence. Yucheng is also a leading third-party provider of POS merchant acquiring services in partnership with banks in China.

About the Bank of Communications

The Bank of Communications, founded in 1908 and headquartered in Shanghai, is the fifth-largest bank with an extensive network of over 2,800 branches covering over eighty major cities in China. In 2005, BoCom was the first Chinese commercial bank listed on an overseas stock exchange (the Hong Kong Stock Exchange), and in 2007, and it listed on the Shanghai Stock exchange there after. BoCom provides a full range of commercial and retail banking services, including RMB and foreign-currency deposits, loans, international and domestic settlement, factoring, currency trading, letters of credit, bank guarantee, and other related services. As of the end of 2007, BoCom had approximately RMB 2,110 billion in total assets.

For further information, please contact:

New York:	Mr. Jim Preissler jpreissler@yuchengtech.com	+1 646 383 4832

Beijing:	Ms. Rebecca Alexander ralexander@yuchengtech.com	+1 914 613 3648

+86 10 5913 7998

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